Exhibit 4.43

Asset Lease Framework Agreement

This Agreement is made and entered into at Guangzhou on the [     ] day of December 2020 by and between:

Party A: China Southern Air Holding Company Limited

Party B: China Southern Airlines Company Limited

Based on the principles of equality, voluntariness and compensation, Party A and Party B, through friendly consultation, have reached the following framework agreement in respect of the leasing of assets from Party B to Party A in Wuhan, Changsha, Zhanjiang, Nanyang, Guangzhou, Urumqi and Beijing.

Chapter I General provisions

Article I In accordance with this Contract, Party A undertakes that it has the legal and complete property rights of the premises and the legal right to use the land in respect of the premises and the land leased by Party A to Party B for use. Underground resources, buried objects and municipal utilities are excluded from the lease of land use rights.

Article II The legitimate rights and interests of Party B in utilizing and operating the land within the scope of the rented premises and land use rights under this Contract shall be protected by national laws.

Article III Party A hereto includes China Southern Air Holding Company Limited and its wholly-owned and controlled subsidiaries, and Party B includes China Southern Airlines Company Limited and its wholly-owned and controlled subsidiaries.

Chapter II Specific agreements

Article IV Party A will lease the assets to Party B for use, and the pricing of the Parties to the transaction will follow the principle of fairness and reasonableness and be based on the fair market price.

Article V In accordance with this Framework Agreement, the Parties shall sign a specific agreement on the scope of the lease and related details.

Article VI The use of the leased premises and land hereunder shall not violate the relevant national regulations and exceed the scope agreed between the Parties, and if Party B needs to change the use of the land and premises hereunder during the lease term, Party A’s permission shall be sought.

Chapter III Entry into force and validity of this Agreement

Article VII This Agreement shall be valid for three years from 1 January 2021 to 31 December 2023; this Agreement shall be legally binding on the Parties from the date of its entry into force.

Chapter IV Special agreements

Article VIII The pricing between the Parties to the transaction shall follow the principle of fairness and reasonableness, be based on fair market prices in accordance with national or local regulations on charges, and refer to the asset appraisal report, and Party A undertakes to give Party B a transaction price no higher than the prices or charges of independent third parties.

Article IX The Parties agree that the total annual transaction amount of this Agreement shall not exceed the maximum limit of RMB346, 290, 456.72. In respect of the maximum transaction amount, the Parties shall satisfy the requirements of the relevant Listing Rules in the course of the performance of this Agreement.

Party A and Party B confirmed that, in accordance with the relevant recognition conditions under IFRS 16 and CASBE 21 and the annual rentals measured by the appraisal, the operating lease of China Southern Airlines Company Limited as the lessee will be recognized as a right-of-use asset with an estimated amount of RMB934,921,570.17 from the commencement date of the lease term.

Article V Liability for breach of contract

Article X Any breach of this Agreement by either party shall constitute a breach of this contract, and the breaching party shall assume the responsibility for breach of this contract in accordance with the relevant provisions of the Contract Law of the People’s Republic of China, and the other party shall have the right to terminate this Agreement.

Article XI Any breach of the specific agreements signed under this Framework Agreement by the Parties shall be dealt with in accordance with the agreement of the specific agreements and shall not affect the continued performance of this Framework Agreement and other specific agreements within thereof.

Chapter VI Supplementary provisions

Article XII The terms and contents of this Agreement shall not be changed or amended by either party without the prior written consent of the Parties. Only those supplements and modifications agreed by the Parties and formed into a written supplementary agreement shall be legally binding on the Parties.

Article XIII If there is any matter not covered in this Agreement, the Parties shall negotiate and sign a supplementary agreement in writing, and such supplementary agreement in writing shall have the same legal effect as this Agreement.

Article XIV Any dispute arising from the interpretation, validity and implementation of this Agreement shall be settled through friendly consultation between the Parties, and if such consultation fails, either Party may submit the dispute to the People’s Court of Guangzhou with jurisdiction for settlement through litigation.

Article XV The text of this Agreement is in six copies, three copies for each party, and each copy shall have the same legal effect.

Party A: China Southern Air Holding Company Limited

Authorized Representative:

Date: [        ] [        ] [20    ]

Party B: China Southern Airlines Company Limited

Authorized Representative:

Date: [        ] [        ] [20    ]